EXHIBIT 11

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF INCOME PER SHARE (UNAUDITED)

                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                 THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                                    SEPTEMBER 30,            SEPTEMBER 30,
                                                                              ----------------------    ----------------------
                                                                                   2002         2001         2002         2001
                                                                              ---------    ---------    ---------    ---------
Numerator:
     Net income                                                               $  53,614    $  79,126    $ 135,704    $ 134,489
                                                                              ---------    ---------    ---------    ---------
     Numerator for basic earnings per share -- income available
        to common stockholders                                                   53,614       79,126      135,704      134,489
     Effect of dilutive securities:
        Elimination of interest and amortization on 3.25% Convertible
            Subordinated Debentures due 2003, less the related effect of the
            provision of income taxes                                                -- (1)       -- (1)       -- (1)       -- (1)
                                                                              ---------    ---------    ---------    ---------
     Numerator for diluted earnings per share -- income available
        to common stockholders after assumed conversion                       $  53,614    $  79,126    $ 135,704    $ 134,489
                                                                              =========    =========    =========    =========
Denominator:
     Denominator for basic earnings per share -- weighted-average
        shares                                                                  397,237      390,455      394,867      389,135
     Effect of dilutive securities:
        Net effect of dilutive stock options                                      1,546        9,869        4,845        9,192
        Restricted shares issued                                                    569          750          622          750
        Assumed conversion of 3.25% Convertible Subordinated
            Debentures due 2003                                                      -- (1)       -- (1)       -- (1)       -- (1)
                                                                              ---------    ---------    ---------    ---------
                Dilutive potential common shares                                  2,115       10,619        5,467        9,942
                                                                              ---------    ---------    ---------    ---------
     Denominator of diluted earnings per share -- adjusted
        weighted-average shares and assumed conversions                         399,352      401,074      400,334      399,077
                                                                              =========    =========    =========    =========

Basic earnings per share                                                      $    0.13    $    0.20    $    0.34    $    0.35
                                                                              =========    =========    =========    =========

Diluted earnings per share                                                    $    0.13    $    0.20    $    0.34    $    0.34
                                                                              =========    =========    =========    ==========




(1) The effect of these securities was antidilutive for the three months and nine months ended September 30, 2001 and September 30, 2002.